[EVERSHEDS-SUTHERLAND (US) LLP]

CONSENT OF EVERSHEDS-SUTHERLAND (US) LLP

 We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 35 to the Registration Statement on Form N-4 for the Century II individual flexible premium deferred variable annuity contracts issued through the Kansas City Life Variable Annuity Separate Account (File No. 33-89984). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS-SUTHERLAND (US) LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.

April 26, 2024